Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Real Goods Solar, Inc. of our report dated April 30, 2013, relating to the consolidated financial statements of Mercury Energy, Inc. and Subsidiary, as of December 31, 2012 and 2011. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York

February 3, 2014